FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-227446-01

NEW ISSUE CMBS: $696.209mm Morgan Stanley Capital Trust 2018-H4

CO-LEAD MANAGERS & BOOKRUNNERS: Morgan Stanley and Cantor Fitzgerald & Co.

CO-MANAGER:	Keybanc Capital Markets and
Bancroft Capital, LLC

PUBLICLY OFFERED CERTIFICATES

					PRIN	NOI
CLASS	Fitch/S&P/KBRA	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%
A-1	AAAsf/AAA(sf)/AAA(sf)	$19.100	2.96	30.000%	1-60	16.1%	40.2%
A-2	AAAsf/AAA(sf)/AAA(sf)	$32.900	4.97	30.000%	60-60	16.1%	40.2%
A-SB	AAAsf/AAA(sf)/AAA(sf)	$32.600	7.39	30.000%	60-115	16.1%	40.2%
A-3*	AAAsf/AAA(sf)/AAA(sf)	$220.000	9.77	30.000%	115-120	16.1%	40.2%
A-4*	AAAsf/AAA(sf)/AAA(sf)	$253.164	9.97	30.000%	120-120	16.1%	40.2%
A-S	AAAsf/AA-(sf)/AAA(sf)	$64.740	9.97	21.875%	120-120	14.5%	44.8%
B	AA-sf/NR/AA(sf)	$37.849	9.97	17.125%	120-120	13.6%	47.6%
C	A-sf/NR/A-(sf)	$35.856	9.97	12.625%	120-120	12.9%	50.2%

*Sizes subject to change as detailed in the attached Term Sheet. Range of possible sizes below:

A-3: $100.000mm - $220.000mm

A-4: $253.164mm - $373.164mm

POOL BALANCE:	$796,806,045
NUMBER OF LOANS/PROPERTIES:	51/115
WA MORTGAGE INT. RATE:	5.1003%
WA CUT-OFF LTV:	57.4%
WA UW NCF DSCR:	1.82x
WA UW NOI DEBT YLD:	11.3%
WA ORIG TERM TO MATURITY:	117
WA ORIG AMORTIZING TERM:	355
TEN LARGEST LOANS:	49.8%
LOAN SELLERS:	MS (26.8%), SMC (20.6%), KEY (19.2%),
ARGNT (17.5%), CCRE (9.6%), ARGNT/MS (6.3%)
TOP 5 STATES:	TX (10.3%), TN (8.8%), MI (8.6%),
GA (8.6%), WA (8.5%)
TOP 5 PROPERTY TYPES:	OF (30.0%), RT (24.6%), HT (19.4%),
IN (10.4%), MF (10.0%)

RISK RETENTION:	An eligible horizontal residual interest equal to 5% of fair market value will be retained by Argentic Securities Holdings Cayman Limited or an affiliate thereof.

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank,
National Association
SPECIAL SERVICER:	LNR Partners, LLC
TRUSTEE:	Wells Fargo Bank, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge Lender Services LLC
INITIAL CNTRLG CLASS REP:	Argentic Securities Income USA LLC or an affiliate thereof

HARTFORD BREAKFAST:	Monday, December 10, 8:00am EST
The Goodwin Hotel
BOSTON MEETING:	Monday, December 10, 12:00pm EST
The Langham
MINNEAPOLIS BREAKFAST	Tuesday, December 11, 7:30am CST
The Grand Hotel

EXPECTED PRICING:	Week of 12/10
EXPECTED SETTLEMENT:	On or about 12/27/18

ATTACHED: TERM SHEET, ANNEX A-1

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-227446) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

**** IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT. AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY. ****

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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